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                                                                      EXHIBIT 5


                                   LETTER AGREEMENT

    This Letter Agreement ("Letter Agreement") is made and dated as of this 5th day of May, 1997, by APARTMENT INVESTMENT AND MANAGEMENT COMPANY, a Maryland corporation (the "REIT"), AIMCO PROPERTIES, L.P., a Delaware limited partnership (together with the REIT, the "Guarantors"), and AIMCO/NHP HOLDINGS, INC. (the "Acquisition Sub"). Capitalized terms used and not defined herein shall have the meanings set forth in the Pledge Agreement, dated as of event date herewith, by the REIT and the other parties listed therein (the "Pledge Agreement").

    The Acquisition Sub hereby agrees that, in the event the Lenders exercise their acceleration remedy pursuant to an Event of Default under the Credit Agreement (Acquisition Sub Facility), dated of even date herewith, by and among Acquisition Sub, BofA (as agent and as a lender), Smith Barney Holdings, Inc., as a lender, and the other lenders from time to time (the "Acquisition Sub Credit Agreement"), the Acquisition Sub shall sell its holdings in NHP Stock to the extent necessary in order to satisfy the Obligations owing to the Lenders under the Credit Agreement as a result of such acceleration. The Acquisition Sub shall sell such NHP Stock within 10 Business Days of receiving notice of such an Event of Default; provided, however, such obligation to sell the NHP Stock shall not be required if the Lenders exercise their acceleration remedy due to an Event of Default resulting from any payment default on the Scheduled Maturity Date or from the bankruptcy or insolvency of the Acquisition Sub.

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    This Letter Agreement is made and entered into for the sole protection and legal benefit of the parties hereto, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Letter Agreement.

                                       AIMCO/NHP HOLDINGS, INC.

                                       By /s/ Peter Kompaniez
                                          ----------------------------------
                                          Name: Peter Kompaniez
                                          Title: Vice President


                                       APARTMENT INVESTMENT AND
                                       MANAGEMENT COMPANY


                                       By /s/ Peter Kompaniez
                                          ----------------------------------
                                          Name: Peter Kompaniez
                                          Title: Vice Chairman


                                       AIMCO PROPERTIES, L.P.


                                       By: AIMCO-GP, Inc.,
                                           General Partner

                                       By /s/ Peter Kompaniez
                                          ----------------------------------
                                          Name: Peter Kompaniez
                                          Title: Vice President


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